Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

VAPOR CORP.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (as the same may be amended and supplemented from time to time, the “DGCL”), certify as follows:

1. The name of the corporation is Vapor Corp. (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive. Suite 101, City of Dover, County of Kent, Delaware 19904. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The total number of shares of stock which the Corporation is authorized to issue is 51,000,000. 50,000,000 shares shall be common stock, par value $0.001 per share (“Common Stock”), and 1,000,000 shall be preferred stock, par value $0.001 per share (“Preferred Stock”). Except as otherwise provided in this Certificate of Incorporation, authority is hereby vested in the Board of Directors of the Corporation from time to time to provide for the issuance of shares of one or more series of Preferred Stock and in connection therewith to fix by resolution or resolutions providing for the issue of any such series, the number of shares to be included therein, the voting powers thereof, and such of the designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of each such series, including, without limitation, dividend rights, voting rights, rights of redemption, or conversion into Common Stock rights, and liquidation preferences, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law and any other provisions of this Amended and Restated Certificate of Incorporation. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issuance of shares of that class or series.

5. The name and mailing address of the incorporator(s) of the Corporation are:

Name	Address
Harlan Press	3001 Griffin Road
Dania Beach, Florida 33312

6. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation (the “Bylaws”).

7. Unless and except to the extent that the Bylaws shall so require, the vote by stockholders on any matter, including the election of directors, need not be by written ballot.

8. The Corporation expressly elects not to be subject to the provisions of Section 203 of the Delaware General Corporation Law.

9. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to, modification of or repeal of this Section 10 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.

10. Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors or officers of the Corporation, the Corporation is authorized to indemnify, to the fullest extent permitted by applicable law, any director, officer, employee or agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or the Bylaws of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

11. In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the directors then in office. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation.

12. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal Section 9, Section 10 and this last sentence of Section 12 of this Certificate of Incorporation.

13. This Certificate of Incorporation shall be effective at 12:01 a.m. on December 31, 2013.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this this 24th day of December 2013.

Incorporator

/s/ Harlan Press
Harlan Press

Exhibit 3.1

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF VAPOR CORP.

Vapor Corp. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

1. Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

2. Section 4 of the Certificate of Incorporation is hereby replaced by the following:

The total number of shares of stock which the Corporation is authorized to issue is 151,000,000. 150,000,000 shares shall be common stock, par value $0.001 per share (“Common Stock”), and 1,000,000 shall be preferred stock, par value $0.001 per share (“Preferred Stock”). Except as otherwise provided in this Corporation’s Certificate of Incorporation, as amended, authority is hereby vested in the Board of Directors of the Corporation from time to time to provide for the issuance of shares of one or more series of Preferred Stock and in connection therewith to fix by resolution or resolutions providing for the issue of any such series, the number of shares to be included therein, the voting powers thereof, and such of the designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of each such series, including, without limitation, dividend rights, voting rights, rights of redemption, or conversion into Common Stock rights, and liquidation preferences, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law and any other provisions of the Certificate of Incorporation, as amended. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issuance of shares of that class or series.

At the Effective Time (as defined below), pursuant to the Delaware General Corporation Law, each five shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the Nasdaq Stock Market as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

The foregoing amendment shall be effective as of 11:59 PM on July 8, 2015 (the “Effective Time”).

3. This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved by the shareholders of this Company on the 7th day of July 2015 in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the 7th day of July 2015.

VAPOR CORP.

By:	/s/ James Martin
James Martin,
CFO

Exhibit 3.1

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE

PREFERRED STOCK OF VAPOR CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Vapor Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 1,000,000. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Affiliate” has the meaning provided for in Rule 12b-2 under the Exchange Act.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means, for any Share of Series A Preferred Stock, the date on the prospectus included in the registration statement pursuant to which the units were issued of which the Series A Preferred Stock was a component.

“Earliest Conversion Date” has the meaning set forth in Section 5.1(a).

“Early Conversion Trigger Date” has the meaning set forth in Section 5.1(b).

“Exchange Act” means the Securities Exchange Act of 1934.

Exhibit 3.1

“Fundamental Transaction” means that (i) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Corporation or any of its subsidiaries is the surviving corporation) any other Person unless the shareholders of the Corporation immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of Voting Stock after such consolidation or merger, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Maximum Percentage” has the meaning set forth in Section 5.5.

“Preferred Stock” has the meaning set forth in the Recitals.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Transfer Agent” has the meaning set forth in Section 5.1(b).

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Preferred Stock shall rank equal to the Common Stock on an as converted basis.

4. Voting.

4.1 The Series A Convertible Preferred Stock shall have no voting rights, except as expressly set forth in this Section 4.

4.2 So long as any shares of Series A Preferred Stock are outstanding, the affirmative vote of the holders of all of the Series A Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of this Certificate of Designation that materially and adversely affects the powers, preferences or special rights of the Series A Preferred Stock, whether by merger or consolidation or otherwise; provided, however, that in the event of an amendment to terms of the Series A Preferred Stock, including by merger or consolidation, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series A Preferred Stock is converted into, preference securities of the surviving entity, or its ultimate parent, with such powers, preferences or special rights, taken as a whole, not materially less favorable to the holders of the Series A Preferred Stock than the powers, preferences or special rights of the Series A Preferred Stock, taken as a whole, the occurrence of such event shall not be deemed to materially and adversely affect such powers, preferences or special rights of the Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of such events.

4.3 For purposes of Section 4.2, each share of Series A Preferred Stock shall have one vote per share. Except as set forth herein, the Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Exhibit 3.1

4.4 No amendment to these terms of the Series A Preferred Stock shall require the vote of the holders of Common Stock (except as required by law) or any series of Preferred Stock other than the Series A Preferred Stock.

4.5 Without the consent of the holders of the Series A Preferred Stock, so long as such action does not materially and adversely affect the powers, preferences or special rights of the Series A Preferred Stock, taken as a whole, and to the extent permitted by law, the Corporation may amend, alter, supplement, or repeal any terms of this Certificate of Designation for the following purposes:

(a) to cure any ambiguity, or to cure, correct, or supplement any provision that may be ambiguous, defective, or inconsistent; or

(b) to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation.

5. Conversion.

5.1 Right to Convert

(a) Right to Convert. Subject to the provisions of this Section 5, at any time and from time to time on or after the date that is six months after the Date of Issuance, any holder of Series A Preferred Stock shall have the right by written election to the Corporation to convert each whole share of Series A Preferred Stock held by such holder into 40 shares of Common Stock (and any fraction of a share of Series A Preferred Stock shall convert into a proportionate amount of shares of Common Stock). Notwithstanding anything to the contrary in this Certificate of Designation, the Series A Preferred Stock shall not be convertible until at least 30 days from the Date of Issuance (the “Earliest Conversion Date”).

(b) Early Conversion. Subject to the provisions of this Section 5, if at any time after the Earliest Conversion Date, either (i) the closing price of the Common Stock is greater than $2.48 per share (subject to adjustment for stock splits, stock dividends or similar events) for 10 consecutive trading days (a “Trading Separation Trigger”), or (ii) the Units are delisted from the Nasdaq Capital Market for any reason, then, at any time and from time to time after the 15th day after the Trading Separation Trigger, or immediately after a Delisting Trigger (such applicable day, the “Early Conversion Trigger Date”), any holder of Series A Preferred Stock shall have the right by written election to the Corporation and the Corporation’s transfer agent, Equity Stock Transfer (the “Transfer Agent”), to convert each outstanding whole share of Series A Preferred Stock held by such holder into 40 shares of Common Stock (and any fraction of a share of Series A Preferred Stock shall convert into a proportionate amount of shares of Common Stock). The 10 consecutive trading day period calculation for the Trading Separation Trigger may not commence until after the Earliest Conversion Date.

5.2 Fundamental Transaction Automatic Conversion. Subject to the provisions of this Section 5, if at any time and from time to time on or after the Date of Issuance, the Corporation enters into or is party to a Fundamental Transaction, each whole share of Series A Preferred Stock shall convert automatically into 40 shares of Common Stock (and any fraction of a share shall convert into a proportionate amount of shares of Common Stock) immediately prior to consummation of such Fundamental Transaction. To the extent such a conversion would be limited by Section 5.5, the holder shall be entitled to convert the Series A Preferred Stock that it could not initially convert at a later date or dates, provided that at such later date or dates the limitation in Section 5.5 would no longer apply to the holder because such holder would no longer own in excess of the Maximum Percentage.

5.3 Procedures for Conversion; Effect of Conversion

(a) Procedures for holder Conversion. In order to effectuate a conversion of shares of Series A Preferred Stock pursuant to Section 5.1(a) or 5.1(b), a holder shall submit a written election to the Corporation and the Corporation’s Transfer Agent that such holder elects to convert such shares, which election sets forth the number of shares (or fraction of shares) elected to be converted. The conversion of such shares hereunder shall be deemed effective as of the date of receipt of such written election by the Transfer Agent. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

Exhibit 3.1

(b) Effect of Conversion. All shares of Series A Preferred Stock converted as provided in this Section 5 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

5.4 Reservation of Stock. The Corporation shall at all times when any shares of Series A Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Series A Preferred Stock.

5.5. Limitations on Conversion. Notwithstanding anything to the contrary contained in this Certificate, the Series A Preferred Stock shall not be convertible by a holder to the extent (but only to the extent) that the holder or any of its Affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether the holder’s shares shall be convertible (in relation to other convertible securities owned by the holder or any of its Affiliates) and of which such securities shall be convertible (as among all such securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion. No prior inability to convert the shares of Series A Preferred Stock pursuant to this Section 5.5 shall have any effect on the applicability of the provisions of this Section 5.5 with respect to any subsequent determination of convertibility. For the purposes of this Section 5.5, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. The provisions of this Section 5.5 shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 5.5 to correct this Section 5.5 (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 5.5 shall apply to a successor holder of the shares of Series A Preferred Stock. The holders of Common Stock shall be third party beneficiaries of this Section 5.5 and the Corporation may not amend or waive this Section 5.5 without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the holder, the Corporation shall within one Business Day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion of convertible securities into Common Stock, including, without limitation, pursuant to this Certificate of Designation or securities issued pursuant to the Certificate of Designation.

6. Status of Converted or Acquired Shares. All shares of Series A Preferred Stock (i) converted into shares of Common Stock in accordance with Section 5 herein or (ii) acquired by the Corporation shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

7. Maturity. The Series A Preferred Stock has no maturity date, no sinking fund has been established for the retirement or redemption of Series A Preferred Stock, and the Series A Preferred Stock has no redemption provisions.

8. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 8).

Exhibit 3.1

9. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided, that no amendment, modification or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with Section 4 and this Section 9.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this 23rd day of July, 2015.

VAPOR CORP.

By:	Jeffrey Holman
Name:	Jeffrey Holman
Title:	Chief Executive Officer